Exhibit 10.42

Title:	Executive Incentive Plan 162(m)
Effective Date:	November 1, 2009

Document	Human Resources Compensation
Owner:
Approvals:	Bruce Chizen
Chair, Compensation Committee

PLAN OBJECTIVES:

This Synopsys Executive Incentive Plan 162(m) (“EIP 162(m)” or the “Plan”) provides members of the Company’s executive management the potential to earn variable compensation linked directly to individual contribution toward:

1.	Driving the strategic direction of the Company.

2.	Driving attainment of revenue and operating margin targets.

3.	Reinforcing a culture of accountability and performance excellence.

4.	Ensuring that the payment of all incentive bonuses under the Plan qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), and therefore not subject to the annual $1 million limitation on the income tax deductibility of compensation paid per certain covered executive officers imposed under Section 162(m). Accordingly, all payments under the Plan shall be made pursuant to the terms and conditions of the Company’s 2006 Employee Equity Incentive Plan (2006 Equity Plan) approved by the Company’s stockholders, whether as “Performance Cash Awards” or “Performance Stock Awards” thereunder.

ELIGIBILITY:

Subject to achievement as described below, an employee is eligible to receive an EIP 162(m) award on an annual basis if he or she:

•	Is a Section 16(b) officer at any time in the performance period;

•	Is a regular employee scheduled to work at least 20 hours per week;

•	Is employed by Synopsys as of the first working work day of the fourth quarter of the fiscal year;

•	Is actively employed through the day the incentive checks are distributed (or on an approved leave of absence);

•	Does not participate in a commission or other incentive plan (including, but not limited to Sales, Executive Incentive Plan, Applications Consultants, or incentive plans relating to acquisitions);

and

•

Prepares and delivers performance reviews for all direct reports eligible to receive reviews by the date announced annually by the Company, unless an exception to this requirement is recommended by the SVP, Human Resources and Facilities and approved by the Chairman of the Compensation Committee.

ADMINISTRATION:

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m). The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to the Company’s fiscal year. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m). Determinations by the Committee shall be final and binding on the Company and all participants.

INCENTIVE TARGET AWARDS:

The individual’s incentive target award is determined by the Compensation Committee within ninety (90) days of the beginning of the performance period or the appointment as an Eligible Employee, as applicable (“Target Award”). The Target Award is based upon a percentage of annual base salary prorated for the number of months expected to work during the performance period as an Eligible Employee. Stock-based and other variable compensation are not included in the target calculation.

PERFORMANCE CRITERIA:

Payment of any award under this plan is determined by the Committee based on the Company’s achievement of the following Corporate Financial Performance Goals (weighted as set forth) and the Revenue Predictability Goal:

CORPORATE FINANCIAL PERFORMANCE GOALS:

Current Fiscal Year Revenue Target – 33.33%

Current Fiscal Year Non-GAAP Operating Margin Target – 33.33%

Following Fiscal Year Revenue Backlog Target – 33.34%

REVENUE PREDICTABILITY GOAL:

Second Following Fiscal Year Revenue Backlog Target

PRELIMINARY AWARDS:

Preliminary Awards under this plan, subject to the Committee’s discretion as set forth under “Final Awards” below, are determined by applying the following formula:

Preliminary Award =

Target Award x Corporate Financial Payout Factor x Revenue Predictability Payout Factor (if any)

CORPORATE FINANCIAL PAYOUT FACTOR:

The Corporate Financial Payout Factor is determined after the completion of each fiscal year by calculating the weighted average of the achievement of the Corporate Financial Performance Goals for the completed fiscal year. Minimum weighted average results of 90% must be achieved before payment of any portion of any award under this plan is permitted. The Corporate Financial Payout Factor will equal 67.5% at 90% weighted average achievement of the Corporate Financial Performance Goals. Each year the Committee approves a matrix that specifies the Corporate Financial Payout Factors that may be earned at different levels of weighted average Corporate Financial Performance Goals achievement above the minimum.

If the weighted average achievement of the Corporate Financial Performance Goals is greater than 100%, when evaluated at the conclusion of the fourth fiscal quarter, then, in addition to the Corporate Financial Payout Factor determined pursuant to the matrix described before, the Preliminary Awards will automatically be adjusted by a certain multiple, which multiple will be approved along with the matrix each year. For the avoidance of doubt, any portion of the Preliminary Award resulting from this multiple may become part of the Final Award at the sole discretion of the Compensation Committee.

REVENUE PREDICTABILITY PAYOUT FACTOR:

The Revenue Predictability Payout Factor is determined after the completion of each fiscal year by determining the achievement of the Second Following Fiscal Revenue Backlog Target for the completed fiscal year. If a minimum of 100.0% performance is achieved, the Revenue Predictability Payout Factor will equal 100.00%. Each year the Committee approves a matrix that specifies the Revenue Predictability Payout Factors that may be earned at different levels of performance above the minimum.

FINAL AWARDS:

Payout of the Final Awards is determined by the Committee following the calculation of the Preliminary Award. Executive management will make recommendations to the Committee regarding individual payouts based upon the individual’s performance. The Committee may reduce Preliminary Awards for any one or more individuals, based on any factors that it considers relevant in the exercise of its discretion, in order to determine Final Awards. The Committee shall not have discretion to increase any Preliminary Awards. Notwithstanding the foregoing, the maximum Final Award for any individual is 200% of the Target Award. In addition and in accordance with the 2006 Equity Plan, the maximum Final Award for any individual is $2,000,000 in cash and 1,000,000 shares of RSUs or Restricted Stock in any calendar year.

PAYMENT SCHEDULE:

Payment of Final Awards will occur within thirty (30) days following the certification by the Committee that the performance and other criteria for payment have been satisfied (the “Certification Date”) and final determination of the award.

In the event the Committee does not specify the form of the payment at the time the Committee establishes the Target Award, the form of payment of the Final Award shall be: (a) cash in an amount not to exceed the amount of the Target Award, and (b) Restricted Stock Units, 100% of which will vest on the one-year anniversary of the effective grant date provided the recipient is providing continuous services on such date, the value of which would equal no more than the amount by which the Final Award exceeds the Target Award increased by a reasonable rate of interest to account for the time value of money. The Committee may determine (a “Retroactive Determination”) on or before the Certification Date that the form of the entire Final Award payment will only be cash. In the event the Committee makes a Retroactive Determination, the total value of the cash payment shall not exceed the amount of the Final Award.

Cash, RSUs or Restricted Stock issued hereunder shall be deemed issued pursuant to the 2006 Employee Equity Incentive Plan unless otherwise determined by the Committee. Final Awards are subject to the Compensation Recovery Policy, adopted December 2008.

IMPORTANT NOTES ABOUT THE PLAN:

This Plan supersedes and replaces all prior executive incentive plans. The Committee reserves the right to terminate and or make changes to the Plan at any time consistent with Section 162(m) and the regulations issued thereunder, with or without notice. The Committee may likewise terminate an individual’s participation in the Plan at any time, with or without notice. Nothing in this Plan shall be construed to be a guarantee that any participant will receive all or part of an incentive award or to imply a contract between the Company and any participant. The Committee may reduce the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

Notwithstanding the foregoing, the performance criteria may be modified by the Committee to take into consideration one or more of the following: (1) changes in accounting principles that become effective during the performance period in accordance with US GAAP Accounting, (2) extraordinary, unusual or infrequently occurring events, (3) the disposition of a business or significant assets, (4) gains or losses from all or certain claims and/or litigation and insurance recoveries, (5) the impact of impairment of intangible assets, (6) restructuring activities, (7) the impact of investments or acquisitions, and/or (8) changes in corporate capitalization such as stock splits and certain reorganizations; provided however, that any such modification are consistent with Section 162(m) and the regulations issued thereunder. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain.

Approvals:

Compensation Committee,

By:
	Bruce Chizen	Date
Chair, Compensation Committee